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EXHIBIT 99.8


ACE MARKETING & PROMOTIONS, INC. PRESIDENT DISCUSSES NEW ADVERTISING TECHNOLOGY ON STOCKBULLY.COM

2008-08-14 17:38 ET - News Release

VALLEY STREAM, NY -- (MARKET WIRE) -- 08/14/08

Ace Marketing & Promotions, Inc. (OTCBB: AMKT), a premier promotional marketing solutions company, announced today that President, Michael Trepeta, was interviewed on www.stockbully.com. In the interview, Mr. Trepeta discussed the company as a whole and also detailed their unique proximity marketing system, a technology that has the potential to significantly impact the marketing industry.

Stockbully.com gives attention to emerging growth companies that seek more exposure in the investment community. Stockbully.com is a multimedia investor relation's source that seeks out promising and mostly undiscovered companies in the market place and enables their clients to utilize multimedia marketing to gain exposure via the information highway.

"Our proximity marketing technology has the ability to send information to your Bluetooth or Wi-Fi device. That information could be a free song or video, or even an advetisement from the sponsors of a concert or sporting event. This capability has the potential to revolutionize direct advertising here in the United States," stated Ace Marketing & Promotions, Inc. President, Michael Trepeta.

About Stockbully.com

Stockbully.com differentiates itself from traditional investor relations businesses, in that it strives to take a long-term approach. It nurtures and supports promising emerging companies with the aim of growing and appreciating in value. Through exposure on the Internet, Stockbully.com enables its clients to secure a place in their respective sector. Clients with limited financial means can utilize multimedia marketing via the Internet to gain a competitive edge. For more information, please visit http://www.stockbully.com/.

About ACE Marketing & Promotions Inc.

Ace Marketing & Promotions Inc. (AMKT) www.acemarketing.net.

Ace Marketing & Promotions Inc., based in New York, is a full-service promotional marketing company offering a wide array of business solutions. Ace Marketing is a global leader in proximity marketing with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered. Established in 1998, the Company has built a successful, scalable business platform capable of consolidating a portion of the promotional products industry. Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Contact:

Ace Marketing & Promotions, Inc.
For Media Inquiries & Interviews Contact:
Acorn Management Partners
AMKT@acornmanagementpartners.com
1-866-491-3739 Ext. 13